Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this prospectus /consent solicitation on Form S-4 of Pacific Premier Bancorp, Inc. of our report dated March 16, 2017 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Pacific Premier Bancorp, Inc. for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the prospectus/consent solicitation statement.

/s/ Crowe Horwath LLP

Los Angeles, California

September 12, 2017